Exhibit 10.10

KUMCRI – Fernand Labrie, M.D., Ph.D. Clinical Supply Agreement for Acolbifene

CLINICAL SUPPLY AGREEMENT

between Endorecherche Inc. and the

University of Kansas Medical Center Research Institute, Inc.

for Acolbifene

AGREEMENT

The following agreement serves as the basis for the distribution of Acolbifene by the University of Kansas Medical Center Research Institute, Inc. (KUMCRI) for “Phase II Study of Acolbifene in Women at High Risk for Breast Cancer”, referred to hereunder as “the Study”, which will be conducted by Carol J, Fabian, M.D. and will be funded by NCI via a contract to the University of Wisconsin Chemoprevention Consortium.

Article 1. Definitions

“Affiliates” means any corporation or other business entity controlled by, controlling, or under common control with Collaborator (see “Collaborator”). For this purpose, a business entity shall be deemed to “control” another business entity if it (a) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or other ownership interest of such other business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity), or (b) otherwise possesses, directly or indirectly, the power to direct the management or policies of such other business entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance.

“Agent” means Acolbifene, proprietary to Endorecherche, Inc. ,

“Annual Report” means a brief report of the progress of an IND-associated investigation which the IND sponsor is required to submit to the FDA within 60 days of the anniversary date that the IND went into effect (pursuant to 21 CFR 312.33).

“Clinical Data and Results” means all information, data, and results developed or obtained in connection with clinical trials conducted within the scope of this Agreement.

“Collaborator” means Endorecherche, Inc., having a principal place of business at 2989 de la Promenade,Quebec City, (Quebec) G1W 2J5, Canada

“CTEP” means the Cancer Therapy Evaluation Program, DCTD, NCI.

“DCTD” means the Division of Cancer Treatment and Diagnosis, NCI.

“DHHS” means the Department of Health and Human Services.

KUMCRI – Fernand Labrie, M.D., Ph.D. Clinical Supply Agreement for Acolbifene

“FDA” means the Food and Drug Administration, DHHS.

“Government” means the U.S. Government and any of its agencies.

“Human Subjects” means individuals whose physiologic or behavioral characteristics and responses are the objects of study in a research project. Under the Federal regulations for the protection of human subjects, human subjects are defined as living individuals about whom an investigator conducting research obtains: (1) data through intervention or interaction with the individual; or (2) identifiable private information (45 CFR 46.102(f)).

“KUMCRI” means the University of Kansas Medical Center Research Institute, Inc., located in Kansas City, Kansas, U.S.A.

“Multi-Party Data” means clinical data which is collected from clinical studies sponsored by NCI for combinations of proprietary agents supplied by more than one Collaborator.

“NCI” means the National Cancer Institute, NIH, DHHS.

“NIH” means the National Institutes of Health, PHS, DHHS.

“PHS” means the Public Health Service, DHHS.

“PMB” means Pharmaceutical Management Branch, CTEP, DCTD, NCI.

“Proprietary / Confidential Data” means confidential scientific, business or financial data, provided that such data:

i.	are not publicly known or available from other sources who are not under a confidentiality obligation to the source of the information;

ii.	have not been made available by its owners to others without a confidentiality obligation;

iii.	are not already known by or available to the receiving Party without a confidentiality obligation; and

iv.	do not relate to potential hazards or warnings associated with the production, handling or use of the subject matter of this Agreement.

If any one or more of the above provisions of this definition are not met, the relevant information shall no longer be considered proprietary.

“Raw Data” means the primary quantitative and empirical data first collected by the investigators from clinical trials conducted under the scope of this Agreement.

KUMCRI – Fernand Labrie, M.D., Ph.D. Clinical Supply Agreement for Acolbifene

“Regulatory Affairs Branch” means the Regulatory Affairs Branch, CTEP, DCTD, NCI.

“Summary Data” means a summary of the Raw Data which will be made available to KUMCRI, which summary is used by KUMCRI to prepare an Annual Report to the FDA.

Article 2. Adverse Events (this section should be modified for commercial reporting)

KUMCRI shall report all serious or unexpected Grade 4 and Grade 5 adverse events that emerge during this study to FDA as described in the NCI Investigator’s Handbook and will, concurrently, forward all such reports to Collaborator or the Alternate Collaborator contact. In the event that Collaborator informs the FDA of any serious or unexpected adverse events, Collaborator must notify the KUMCRI at the same time. KUMCRI shall conduct or have conducted the Study in accordance with all applicable federal, state and local laws, regulations and guidelines, including but not limited to, the Federal Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder (“the Act”), and FDA regulations governing the protection of human subjects and governing clinical investigators.

Article 3. Drug Information and Supply

Collaborator agrees to provide to KUMCRI, without charge, the Investigational labeled Agent in sufficient quantity to complete the protocol sponsored by KUMCRI. The contact person for KUMCRI will be Bruce F. Kimler, Ph.D., (Telephone Number 913-588-3660) and the Collaborator contact will be Fernand Labrie, M.D., Ph.D. (Telephone Number 418-654-2704 or 418-652-0197). KUMCRI shall use the Agent solely for the treatment of patients registered to the Study, pursuant to the Protocol. KUMCRI will store the Agents properly in a secure location with limited access to prevent theft or misuse. KUMCRI will attach a label to each vial or package prepared by Endorecherche stating that the Agent is for KUMCRI clinical trial use only and will maintain NCI Investigational Agent Accountability Records as described in the NCI Investigator Handbook. Previously dispensed packages, whether partial or full packages, must be destroyed locally in accordance with KUMCRI’s institutional disposal policy. KUMCRI will destroy all expired or unused Agent remaining at the end of KUMCRI’s collaboration with Collaborator in accordance with Federal or State Regulations and KUMCRI policy, unless requested by Collaborator to return the Agent to Collaborator.

Endorecherche warrants that the Investigational Agent labeled Acolbifene is not adulterated or misbranded within the meaning of the Food Drug and Cosmetic Act, as amended.

Article 4. Data Rights and Access to Data

Subject to Article 5 hereof, the data generated under this Agreement are considered the property of the party that generates the data KUMCRI shall own and retain all rights, title, and interest to the data generated through the performance of the Study Protocol. Under this Agreement, KUMCRI will provide to Collaborator the information relevant to the Study in the Annual report, which consists of a summary of data and results from the Study and will also provide to

KUMCRI – Fernand Labrie, M.D., Ph.D. Clinical Supply Agreement for Acolbifene

Collaborator the Clinical Data and Results, which Collaborator may, as an exclusive licensee of KUMCRI, use exclusively and-or sub-license for legitimate business and regulatory purposes pertaining to the development of the Agent. No costs to Collaborator of any form will be associated with the KUMCRI summary data and Clinical Data and Results provided therein. Furthermore, KUMCRI will, upon request, provide to Collaborator data produced by the clinical trial, including case report forms generated for data collection. In compliance with Article 5 hereof, Collaborator shall have the exclusive right to have access to use and/or grant a sublicense to use all the data, Clinical Data and Results, including case report forms for legitimate business purposes and for any submissions to the FDA pertaining to its proprietary Agent in conformity with Article 5.

Discoveries or inventions made by the Principal Investigator or other KUMCRI agents in the performance of the Protocol and which do not incorporate the Study Drug shall be the sole property of KUMCRI. Collaborator shall be given a sixty (60) day exclusive first right to negotiate a license to make, use, and sell such patentable inventions. Upon mutual agreement of the parties, the time period to negotiate such a license may be extended.

Article 5. Proprietary/ Confidential Data

Any preclinical or formulation data considered proprietary by Collaborator will be treated as such by KUMCRI. KUMCRI shall treat in confidence any of Collaborator’s written information about the study for a period of five (5) years from the date of disclosure, unless Collaborator informs KUMCRI that the Confidential Information is still secret and confidential, in which case the obligations hereof shall extend for a further period of two (2) years. Any proprietary information which is orally disclosed must be reduced to writing within sixty (60) days of such disclosure. Such Proprietary Data shall not include information or data exempted from the definition of “Proprietary Data” under Article 1. Primary proprietary data will, upon request by Collaborator, be returned to Collaborator by KUMCRI. However, summaries of all such studies will be retained in the KUMCRI files and KUMCRI shall have the right to retain documents or data needed to fulfill any of KUMCRI’s reporting obligations under law. It is the intention of the NCI that except as may be required by the Freedom of Information Act or other applicable law or court order that all data derived from clinical trials at a DCTD-sponsored institution will be made fully, and exclusively available for use by Collaborator in obtaining regulatory approval for legitimate business purposes. The data will be made available to DCTD in summary form (Summary Data).

Article 6. Publications and Commercialization

KUMCRI investigators maintain the full right to present and publish the data at such time and place as they see fit. Manuscripts from all clinical trials involving Agent or those to which Collaborator has specifically committed resources must have advisory review and comment by Collaborator prior to submission for publication. The amount of time required for the review shall not exceed thirty (30) days. The publication or other disclosure shall be delayed for up to an additional thirty (30) days upon written request by either Party to this Agreement as necessary to preserve U.S. or foreign patent or other intellectual property rights. Abstracts presented by

KUMCRI – Fernand Labrie, M.D., Ph.D. Clinical Supply Agreement for Acolbifene

KUMCRI investigators will be sent to Collaborator before submission in order to assess the possibility of patentable information. The delay must not exceed 30 days.

KUMCRI agrees to register the Study in a public trials registry as required by the International Committee of Medical Journal Editors (ICMJE).

Article 7. Use of Name

Collaborator may use, refer to, and disseminate reprints of scientific, medical, and other published articles which disclose the name of KUMCRI consistent with U.S. copyright laws, provided such use does not constitute an endorsement of any commercial product or service by KUMCRI. Collaborator shall take every step possible to ensure that references to the articles are accurate, and shall explicitly state that any such reference does not claim, infer, or imply an endorsement or recommendation of the product by the Investigator or KUMCRI. Collaborator shall not use the name of KUMCRI or any of the foregoing in any advertising, packaging, or promotional material in connection with Agent except with the written permission of KUMCRI, or as may be required by law. Collaborator-issued press releases that reference or rely upon the work of KUMCRI under this Agreement shall be made available to KUMCRI at least seven days prior to publication for review and approval, except when the press release is issued in response to a governmental order or directive that does not allow time for such prior review. In that case, the press release will be sent prior to issuance.

Article 8. Liability

Collaborator agrees that KUMCRI, the University of Kansas Medical Center, Kansas University Internal Medicine Foundation, Kansas University Medical Center Division of Hematology, Kansas University Physicians, Inc., University of Kansas Hospital Authority, Principal Investigator and their officers, employees, agents and volunteers shall not be responsible for claims, expenses, damages, or liability for personal injury or damage to property, real or personal, directly or indirectly arising from the negligent or wrongful act of Collaborator, its officers, employees, agents and volunteers. KUMCRI agrees that Collaborator shall not be responsible for claims, expenses, damages, or liability for personal injury or damage to property, real or personal, directly or indirectly arising from the negligent or wrongful act of KUMCRI, the University of Kansas Medical Center, Kansas University Internal Medicine Foundation, Kansas University Medical Center Division of Hematology, Kansas University Physicians, Inc., University of Kansas Hospital Authority, Principal Investigator and their officers, employees, agents and volunteers. Claims against KUMCRI may be pursued in accordance with the provisions of the Kansas Tort Claims Act, K.S.A. 75-6101 et seq.

Article 9. Governing Law

This Agreement shall be governed by and construed in accordance with Federal and State law as construed by the Courts of the State of Kansas, without regard to the conflict of laws principles thereof.

KUMCRI – Fernand Labrie, M.D., Ph.D. Clinical Supply Agreement for Acolbifene

Article 10. Severability

The terms of this Agreement are severable. If any item or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected, and each remaining item and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

Article 11. Survivability

The provisions of this Agreement as they relate to confidentiality and drug supply shall survive the expiration or earlier termination of this Agreement.

Article 12. Compliance with DHHS Regulations

KUMCRI and Collaborator agree to comply with all Department of Health and Human Services regulations relating to Human Subject use, and all Public Health Service policies relating to the use and care of laboratory animals.

Article 13. Termination

A.	This Agreement expires on the earlier to occur of the completion of the research or three (3) years from the date of execution of this Agreement. Said expiration date may be changed by mutual agreement and written amendment of this Agreement.

B.	This Agreement may be terminated at any time by the mutual written consent of the Parties.

C.	Either Party may unilaterally terminate the Agreement at any time by giving written notice to the other Party at least sixty (60) days prior to the desired termination date.

D.	On expiration or earlier termination of this Agreement, Collaborator will supply enough Agent to complete the clinical study ongoing or approved, pursuant to the provisions of Article 3.

Article 14. Clinical Supply Agreement Amendments

Upon mutual agreement of both parties, this Agreement may be amended as necessary to ensure the Agreement accurately reflects the terms and scope of the collaborative research project. The Amendment shall be in writing signed by both the authorized representatives of Collaborator and KUMCRI.

KUMCRI – Fernand Labrie, M.D., Ph.D. Clinical Supply Agreement for Acolbifene

SIGNATURES

This Agreement, and any Amendments hereto, provides the basis for mutually satisfactory co-development of Agent as an anti-cancer agent.

By executing this Agreement, each of the undersigned represents and confirms that he or she is fully authorized to bind the identified entity to its terms. Each of the undersigned expressly certifies or affirms that the contents of any statement made or reflected in this document are truthful and accurate.

AGREED TO AND ACCEPTED BY:

For the University of Kansas Medical Center Research Institute, Inc.:

/s/ Ted R. Knous, Ph.D.	1-7-06
Ted R. Knous, Ph.D.	Date
Executive Director, University of Kansas Medical Center Research Institute, Inc

READ AND UNDERSTOOD:

I have read and understand this Agreement and accept the terms as they relate to my activities as Investigator.

/s/ Carol J. Fabian, M.D.	1-5-06
Carol J. Fabian, M.D.	Date
Professor, Department of Internal Medicine

Address correspondence related to this Agreement to:

University of Kansas Medical Center Research Institute, Inc.

Attn: Ted R. Knous, Ph.D.

3901 Rainbow Boulevard, Mail Stop 1039

Kansas City, KS 66160

For Endorecherche Inc.:

/s/ Fernand Labrie, M.D., Ph.D.	2-03-06
Fernand Labrie, M.D., Ph.D.	Date
President, Endorecherche, Inc.
2989 de la Promenade
Quebec City,( Quebec ) G1W 2J5
Canada